Exhibit 10.42

2012 Management Incentive Plan

I.             Objectives and Summary

CVS Caremark Corporation’s Management Incentive Plan (the “MIP”) is designed to reward incentive-eligible employees (“Eligible Participants”) of CVS Caremark Corporation and its subsidiaries (together, “the Company”) for their role in driving performance and to encourage Eligible Participants’ continued employment with the Company.  Funding for the payment of incentive awards will be based on actual results measured against pre-established financial goals.  The amount of each incentive award will be based on the performance of the Company, the business unit in which the Eligible Participant works, and the performance of the individual Eligible Participant.

The Management Planning and Development Committee (the “Committee”) of the Board of Directors (the “Board”) may delegate to officers of CVS Caremark the authority to perform administrative functions of the MIP as the Committee may determine and may appoint officers and others to assist it in administering the MIP.

II.            Plan Year

The MIP is a calendar year plan, which runs from January 1 to December 31, 2012 (“Plan Year”).  All dates in this document occur during the Plan Year unless otherwise stated.

III.          Eligibility

A.  Eligibility for Participation

The Chief Executive Officer of CVS Caremark Corporation (“CEO”) will determine those employees who are eligible for participation in the MIP, provided that the Committee shall determine the eligibility of employees who are subject to Section 162(m) of the Internal Revenue Code (“Section 162(m)”) or who have been identified by the Committee as individuals who may be subject to Section 162(m) (collectively, “162(m) Eligible Participants” and each of whom will also be included in the term “Eligible Participants” unless otherwise noted).  In general, Eligible Participants include all exempt employees who are not covered by any other incentive plans.

Eligibility for participation in the MIP is contingent upon the Eligible Participant being employed in an incentive-eligible position on the last day of the Plan Year.  The CEO (or, as to 162(m) Eligible Participants, the Committee) may, for any reason and in his or her sole discretion, at any time prior to the end of the Plan Year, determine an employee’s eligibility for participation in the Plan.  Eligible Participants are subject to the terms and conditions relating to incentive awards set forth in the MIP.

B.  162(m) Eligible Participants

162(m) Eligible Participants shall be subject to the limitations required to comply with the provisions of Section 162(m).  Subject to the requirements of Section 162(m), the Committee shall retain sole discretion to determine a 162(m) Eligible Participant’s eligibility for an award, the target award, and the amount of the actual award.  In no event shall a 162(m) Eligible Participant’s award exceed the amount permitted by Section 162(m).

C.  Newly-Eligible Employees

An employee will be eligible for a prorated incentive award if he or she becomes an Eligible Participant on or before November 1 of the Plan Year; provided, however, that a 162(m) Eligible Participant shall be eligible for an award for the Plan Year in which he or she was hired or otherwise becomes a 162(m) participant only to the extent that such award does not violate the requirements of Section 162(m).

D.  Transfers

Participants who become newly eligible during the Plan Year may be eligible for a prorated MIP award.  If a change in assignments results in an Eligible Participant being eligible for the MIP for part of the Plan Year and other incentives during other parts of the Plan Year, the participant may be eligible to receive a prorated award for the amount of time in each incentive eligible position, subject to the terms of the other applicable incentive plans.  Change in assignments from one MIP-eligible position to another during the Plan Year does not result in pro rata award but rather an award funded on the base salary of the Eligible Participant on December 31 and the individual award opportunity as of that date.

E.  Demotions

If a previously Eligible Participant is demoted to a non-incentive eligible position due to his or her violation of CVS Caremark policy or his/her performance, or if he or she voluntarily transfers to a non-incentive eligible position during the Plan Year, and is in the non-incentive eligible position on the last day of the Plan Year, he or she will not be eligible to earn an incentive award for the Plan Year under this plan.

F.  Terminations

To be eligible for an incentive, an Eligible Participant must be employed as of the end of the Plan Year (December 31st) and at the time that the award is paid (which will be on or before March 15 of the year following the Plan Year).  Employees who terminate employment prior to payment of the award shall not be eligible to receive an award.

G.  Rehires

Eligible Participants who are rehired on or before November 1 of the Plan Year may be eligible for a prorated incentive award.  For purposes of proration, credit will only be given for time worked during the Plan Year in incentive-eligible positions.

IV.          Administration

A.  Consolidated Company Funding

MIP funding is based on consolidated Company Performance, measured by operating profit, Retail Customer Service and Pharmacy Benefit Management (“PBM”) Customer Satisfaction.  Achievement of the Company’s consolidated operating profit target will determine 80% of the total corporate funding; achievement of the Retail Customer Service target, as measured by ‘Triple S’ scores, will determine 10% of the total corporate funding; and achievement of PBM Customer Satisfaction targets will determine the remaining 10% of the total corporate funding.

1.  Operating Profit

Operating profit may be adjusted by the permitted financial adjustments as approved by the Committee prior to the end of the first fiscal quarter of the applicable Plan Year (the “Permitted Financial Adjustments”).

If Operating Profit is below the minimum threshhold, (see Exhibit A) no formulaic funding will be made available for incentive awards, regardless of Business Unit performance, and there is no requirement that incentive awards be paid under the MIP.

2.  Pharmacy Services Customer Satisfaction

Achievement of the PBM Customer Satisfaction segment of the incentive will be determined by the aggregate actual performance against target of the weighted composite of the following surveys:

•      Client Relationship and Loyalty Survey (weight = 50%)

•      Mail Service Pharmacy and Customer Care Survey (weight = 30%)

•      Specialty Pharmacy Satisfaction Survey (weight = 20%)

Pharmacy Services Customer Satisfaction funding is subject to adjustment based on the Operating Profit.

3.  Retail Customer Service

The Retail Customer Service segment of the incentive will be measured using the Total Triple ‘S’ actual performance against the target.  The Triple ‘S’ Score Card consists of performance in three elements of customer satisfaction:  Stock, Shop and Service.

Retail Customer Service funding is subject to adjustment based on the Operating Profit.

Measurement	Percent Weight	Measurement Tool	Achievement Measured Against	Modifier

Consolidated Operating Profit	80%	Earnings Before Interest and Taxes (“EBIT”)	2012 EBIT Goal	CEO & Committee Discretion (1) Permitted Financial Adjustments

Pharmacy Services Customer Satisfaction	10%	Client Relationship and Loyalty, Customer Care, Mail Service and Specialty Surveys	2012 PBM Customer Satisfaction Target	Operating Profit Funding

Retail Customer Service	10%	Triple “S” Scorecard	2012 Triple “S” Target	Operating Profit Funding

(1)  May not modify pool for 162(m) Eligible Participants

B.  Business Unit Funding

After the achievement of consolidated corporate performance level is determined, performance will be calculated for each of the business units (i.e., Retail, Pharmacy Benefit Management and Shared Services) based on the achievement of the respective business unit’s actual EBIT compared to the EBIT target for the performance period.

The total funding for the Retail and PBM Business Units will be based on is a combination of the respective Business Unit’s EBIT results compared to target, which funds seventy-five percent (75%) of the respective Business Unit’s total pool, and the consolidated Company Operating Profit/Customer Service and Satisfaction performance, which funds the remaining twenty-five percent (25%) of the Business Unit’s total pool.  The total funding for the Shared Services Business Units will fully based (100%) on corporate EBIT performance.

The CEO may adjust Business Unit and Shared Services pool funding at his discretion resulting from (a) input from the Business Unit Presidents and Finance regarding the performance of the Business Unit to assist the CEO and the Committee in their assessment of the overall performance; and (b) the CEO’s (or, in the case of 162(m) Eligible Participants’s, the Committee’s) assessment of the achievement of Plan Year performance goals by the business unit.

C.  Management Discretion

The Total Pool will be available for managers to award to Eligible Participants, taking into account the aggregate contributions made by the Eligible Participants. The amount, if any, of the calculated incentive award for an Eligible Participant shall be detemined in the sole discretion of CVS Caremark management.  The amount, if any, of the calculated incentive award for a 162(m) Eligible Participant shall be determined in the sole discretion of the Committee.

V.            MIP Earnings and Payout

A.  Timing

Incentive awards will be paid to Eligible Participants as soon as administratively feasible following the date the Total Pool is funded and calculation of incentive payments may be ascertained, which will be in the year following the Plan year, on or before March 15.  Payments may be subject to garnishments and other state or federal requirements.

B.  Calculations

Calculations for full and partial awards will be based on each Eligible Participant’s annual base salary and individual target opportunity on the last day of the Plan Year.

For purposes of proration, the 15th of the month will be used to determine if the month is included or excluded from the incentive calculation, as follows:

1.     If an Eligible Participant is hired or returns to work from an authorized leave of absence on or before the 15th of the month, the month will be included in the incentive calculations.

2.     If an Eligible Participant is hired or returns to work from an authorized leave of absence after the 15th of the month, then such month will be excluded from the incentive calculations.

3.     If an Eligible Participant’s employment is terminated on or before the 15th of the month and the Eligible Employee remains eligible for an award pursuant to this plan, then the month will be excluded from incentive calculations.

4.     If an Eligible Participant’s employment is terminated after the 15th of the month and the Eligible Participant remains eligible for an award pursuant to this plan, then the month will be included in the incentive calculations.

Examples:

a.             An Eligible Participant is hired on September 14th.  Because the Eligible Participant is actively employed prior to the 15th of September, the month of September will be included in his/her prorated incentive award and the Eligible Participant will receive a prorated incentive award covering a total of four months.  The award will be calculated using the Eligible Participant’s individual award opportunity target and base salary as of December 31st.

b              An Eligible Participant begins a personal leave of absence on June 3rd and returns to active status on July 22nd.  Assuming the Eligible Participant was incentive eligible for the entire year, the months of June and July will be excluded from the Eligible Participant’s incentive award and the Eligible Participant will receive a prorated incentive award covering a total of 10 months.  The award will be calculated using the Eligible Participant’s individual award opportunity target and base salary as of December 31st.

C.  Award Opportunity

Individual target awards will be determined by position and may vary based on the Eligible Participant’s level in the organization.

D.  Obligation to Pay Total Pool

Eligible Participants, as a group, have a right to receive an amount at least equal to the Total Pool, but no individual Eligible Participant shall be entitled to receive an award or any specific amount of the Total Pool.  In no event will the aggregate of the total awards paid from the MIP be less than the amount of the Total Pool.

VI           Company-Wide Pool

Notwithstanding anything to the contrary, as of the end of each Plan Year an aggregate annual plan pool shall be deemed to be established under the Plan for such Plan Year (the “Plan Year Aggregate Pool”).  The Plan Year Aggregate Pool for a Plan Year shall be the product of (A) the sum of the amounts that would be payable under the Plan to each Eligible Participant in strict accordance with the store-by-store and participant-by-participant calculation methodologies set forth in the Plan if full incentive payment checks were issued to each Eligible Participant as of the last day of such Plan Year, multiplied by (B) the Applicable Percentage.  The “Applicable Percentage” with respect to a Plan Year shall be the percentage established in writing and confirmed by the affirmative or negative assent of the senior officers of the CVS Caremark Compensation Department; provided, however, that if there is any irresolvable uncertainty regarding the Applicable Percentage with respect to any Plan Year, the Applicable Percentage for that Plan Year shall be 92.5%.

The aggregate amount of the annual incentives paid under the Plan in respect of a Plan Year will not be less than the Plan Year Aggregate Pool for such Plan Year. Eligible Participants who are active employees in an incentive eligible position as of the end of the Plan Year and as of the actual check distribution date for incentives under the Plan in respect of such Plan Year shall, as a group, have a legal right to receive incentives the sum of which is at least equal to the Plan Year Aggregate Pool for such Plan Year, but no individual Eligible Participant shall be entitled to receive an incentive payment or any specific amount or portion of the Plan Year Aggregate Pool for such Plan Year, and the incentive amount payable to any Eligible Participants who terminate active employment in an incentive eligible position prior to the check distribution date for such Plan Year will be reallocated to Eligible Participants who are active employees in an incentive eligible position as of the check distribution date for such Plan Year using a reallocation methodology determined in the sole discretion of the Company.

If the Company fails to honor the above provisions in this section VI of the Plan, injured Eligible Participants as a class shall have legal standing to enforce this section VI against the Company, and the Company waives any objection to such standing.  To discourage unmerited litigation, any party or class asserting a challenge or claim against the Company under any provision of the Plan, including this section VI, shall bear their own costs relating to such challenge or claim, and if the challenge or claim is unsuccessful, such party or class shall reimburse the Company for all reasonable costs incurred by the Company in responding to such challenge or claim.

Any amendment of the provisions of this Section VI by the Company shall only be effective with respect to a Plan Year if such amendment is made prior to the end of such Plan Year.

VII.         Corrections to Incentive Awards

Any corrections to incentive calculations must be submitted through the Human Resources Business Partner to Compensation by April 15 of the year following the Plan Year.

VIII.       Eligible Participant Status

A.  Performance

An Eligible Participant’s eligibility for a MIP award is discretionary and his or her individual performance throughout the Plan Year will be considered by a manager in the final determination of the Eligible Participant’s incentive award.

B.  Leaves of Absence

An Eligible Participant on a Company-approved leave of absence at any time during the Plan Year who remains employed in an eligible position as of the last day of the Plan Year will earn a prorated incentive award based on the number of months actively worked (including time compensated as vacation or Paid Time Off (“PTO”)) during the Plan Year, provided he or she meets all other eligibility criteria for an incentive award.  For purposes of proration, the 15th of the month will be used to determine if the month is included or excluded from the incentive calculation, as set forth above.

C.  Reduction in Force, Retirement and Death

1.  Reduction in Force

If an Eligible Participant is separated from employment by the Company on or before the last day of the Plan Year due to a reduction in force, he or she will earn a prorated incentive award based on the number of months worked during the Plan Year, provided the Eligible Participant meets all other eligibility criteria for an incentive award.  For purposes of proration, the 15th of the month will be used to determine if the month is included or excluded from the incentive calculation, as set forth above.

2.  Retirement

If an Eligible Participant is at least age 55 and has a minimum of 10 years of service with CVS Caremark or a predecessor company/subsidiary or is at least age 60 and has a minimum of 5 years of service with CVS Caremark or a predecessor company/subsidiary and the Eligible Participant retires before the end of the Plan Year, he/she will earn a prorated incentive based on the number of months worked during the Plan Year, provided he/she meets all other eligibility criteria for an incentive award.  Earned incentives will be paid at the same time as other incentives are paid under this Plan.  Eligible Participants who do not meet the minimum retirement requirements at the time of retirement and who retire before the end of the Plan Year will not be eligible to earn an incentive award.

3.  Death

In case of the death of an Eligible Participant, a pro rated incentive award shall be paid to the Eligible Participant’s spouse, if living; otherwise, in equal shares to surviving children of the Eligible Participant.  If there are no surviving children, the benefit shall be paid to the Eligible Participant’s parents in equal shares; and in the event none of the above-named individuals survives the Eligible Participant, the death benefit shall be paid to the executor or administrator of the Eligible Participant’s estate.  The incentive award will be prorated based on the number of months the Eligible Participant worked during the Plan Year and shall be paid as soon as administratively practicable following the death of the Eligible Participant but no later than March 15 of the year following the Plan Year.  If final performance numbers are not available at the time of the employee’s death, the incentive award will be calculated using the incentive target and the number of months worked.

IX.     Employment Rights

The MIP does not create an express or implied contract of employment between CVS Caremark and an Eligible Participant.  Both CVS Caremark and the Eligible Participant retain the right to terminate the employment relationship at will, at any time and for any reason.

A.  Rights are Non-Assignable

Neither the Eligible Participant, nor any beneficiary, nor any other person shall have any right to assign, in whole or in part, the right to receive payments under the MIP.  Payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

B.  Compliance with Applicable Regulations

An Eligible Participant must comply with all applicable state and federal regulations and CVS Caremark policies to be eligible to receive an incentive award under the MIP.

C.  Change in Control

In the event of a change in control of CVS Caremark, as defined in the 2010 Incentive Compensation Plan (“ICP”), the MIP shall remain in full force and effect.  Any amendments, modifications, termination or dissolution of the MIP by the acquiring entity may only occur prospectively and will not affect incentive earnings or eligibility before the date of the change in control, or such date as it may be modified or dissolved by the acquiring entity.

Provisions regarding the payment of annual incentive awards that are set forth in Change in Control agreements shall supersede those appearing in the MIP.

D.  2010 Incentive Compensation Plan

Capitalized terms not otherwise defined herein shall have the meaning assigned to such defined term(s) in the ICP.  In the event of any conflict between the ICP and the MIP, the terms of the ICP shall govern.

E.  Withholding

All required deductions will be withheld from the incentive awards prior to distribution. This includes all applicable federal, state, or local taxes, as well as any eligible 401(k) deductions and deferred compensation contributions as defined by the applicable plans.  Incentive awards that are deferred will be taxed according to applicable federal and state tax law.

F.  MIP Amendment/Modification/Termination

CVS Caremark retains the right to amend, modify, or terminate the MIP at any time on or before the last day of the Plan Year for any reason, with or without notice to Eligible Participants, provided that no changes shall be made with respect to a 162(m) Eligible Participant that would not comply with the requirements of Section 162(m).

G.  MIP Interpretation

All requests for interpretation of any provision in the MIP must be submitted to the appropriate Human Resources Business Partner.  Failure to submit a request for resolution of a dispute or question within 30 days of distribution of the incentive award may result in a waiver of the Eligible Participant’s rights to dispute the MIP provision or amount of the incentive award.

CVS Caremark will comply with all applicable laws concerning incentive awards; the MIP and its administration are not intended to conflict with any applicable state or federal law.

H.  Recoupment of Incentive Awards Due to Fraud or Financial Misconduct

If the Board determines that fraud or financial misconduct has occurred in a manner which subjects a recipient of a MIP award to recoupment under the Company’s recoupment policy, as in effect from time to time, the MIP award recipient shall immediately repay to the Company the entire incentive award received by the MIP award recipient, or a portion thereof as determined by the Board.  If a MIP award recipient fails to repay his or her incentive award (or portion thereof) immediately upon request by the Board, the Company may seek reimbursement of such amount from the MIP award recipient by reducing salary or any other payments that may be due to the MIP award recipient, to the extent legally permissible, and/or through initiating a legal action to recover such amount, which recovery shall include any reasonable attorneys fees incurred by the Company in bringing such action.  If a MIP award recipient has deferred payment of any portion of an incentive award that is subject to repayment hereunder, the amount of the MIP award recipient’s deferred compensation accrual shall be reduced by the amount subject to repayment, plus all Company matching amounts and earnings on such amount.

I.  Section 409A of the Internal Revenue Code

The Company intends that this Plan not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and that to the extent any provisions of the Plan do not comply with Code Section 409A the Company will make such changes in order to comply with Code Section 409A.  Payments hereunder are intended to qualify as short-term deferral payments under Code Section 409A.  In all events, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A of the Code shall be delayed until the relevant date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) of the Code.